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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Digital Generation Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-25701, 333-04676, 333-60611 and 333-65978) on Form S-8 and registration statements (Nos. 333-70045, 333-65980 and 333-112122) on Form S-3 of Digital Generation Systems, Inc. of our report dated March 3, 2006, with respect to the consolidated balance sheets of Digital Generation Systems, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of Digital Generation Systems, Inc.

KPMG LLP

Dallas, TX
March 27, 2006

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  EXHIBIT 23.1